EXHIBIT 4.3
Guangshen Railway Company Limited
2009 First Tranche Mid-term Notes
Term Sheet
1.	Designation of the Mid-term Notes: Guangshen Railway Company Limited 2009 First Tranche Mid-term Notes (each an “MTN” and collectively the “MTNs”)

2.	Issuer: Guangshen Railway Company Limited

3.	Balance of the financing instruments representing the Issuer’s debts payable: zero, as of November 17, 2009 (date of the prospectus for the MTNs).

4.	Registered amount of this issue: Four Billion Renminbi Yuan (RMB4,000,000,000). This issue has been registered with China National Association of Financial Market Institutional Investors.

5.	Amount of this tranche: Three Billion Five Hundred Million Renminbi (RMB3,500,000,000).

6.	Term of the MTNs: five years.

7.	Par value: RMB100.

8.	Price: par value of the MTNs, i.e., RMB100.

9.	Coupon rate: fixed rate equal to 4.79% per annum. The coupon rate shall be jointly determined by the Issuer and the Agricultural Bank of China Limited and CITIC Securities Co., Ltd. (the “Joint Lead Underwriters”) based on the book building results and shall remain fixed during the term of the MTNs.

10.	Proposed offerees: institutional investors on China’s inter-banking bonds market. The Joint Lead Underwriters only accept offers for purchase from underwriters and any person other than a member of the underwriting syndicate may entrust the underwriters with the submission of the bid.

11.	Form of underwriting: stand-by underwriting under which the Joint Lead Underwriters will purchase all the MTNs left after the public offering at the expiration of the term of offering in accordance with the Underwriting Agreement with respect to Guangshen Railway Company Limited 2009 First Tranche Mid-term Notes.

12.	Form of Offering: centralized offering on China’s inter-banking market bonds market through the book building by the underwriting syndicate consisting of the Joint Lead Underwriters and other underwriters organized by Joint Lead Underwriters in accordance with the Master Underwriting Agreement with respect to Guangshen Railway Company Limited 2009 First Tranche Mid-term Notes.

13.	Form of MTNs: registered book entry bonds.

EXHIBIT 4.3
14.	First date of issue: December 16, 2009.

15.	Date of Commencement of Interest: December 17, 2009.

16.	Date of Payment of Purchase Price: December 17, 2009.

17.	First Date of Market Circulation: the business date immediately following the record date of debts and creditor’s rights on which MTNs become transferrable.

18.	Date of Interest Payment: December 17 of each year from 2010 to 2014, or the first business date thereafter in case December 17 is a public holiday or weekend.

19.	Date of Cashing-out: December 17, 2014, or the first business date thereafter in case December 17 is a public holiday or weekend.

20.	Cashed out Price: par value.

21.	Means of payment of principal and interest: to be handled via the corresponding registration agency of the MTNs and other relevant agencies.

22.	Credit rating agency: China Cheng Xin International Credit Rating Co. Ltd.

23.	Credit rating results: MTNs—AAA; Corporate Long-term Credit Rating—AAA; and Credit Rating Outlook—stable.

24.	Redemption/repurchase provisions: none.

25.	Security: Non-secured.

26.	Trustee: China Government Securities Depository Trust & Clearing Co., Ltd.

27.	Purposes of the proceeds from the proposed issue of the MTNs: The value of the proposed issue of the MTNs is RMB3. 5 billion. The Issuer will arrange for a portion of the proceeds from the proposed issue equal to RMB3.4 billion to be used to repay the bank loans obtained by the Issuer for the construction of Guangzhou-Shenzhen Line 4 Project and the purchase of the CHRs, and for the remaining proceeds equal to approximately RMB 100 million to be used to supplement the Issuer’s working capital and to mainly satisfy the working capital requirement of Issuer’s normal production and operation, including major repairs of transportation equipment.

28.	Default Liabilities of the Issuer: The Issuer shall pay each holder of any MTNs the principal of such MTNs and interest thereon as the same fall due and payable. In the event that the Issuer fails to do the cashing out on time, it shall assume corresponding default liabilities as follows: (1) if the Issuer fails to perform its obligations to pay any holder any principal of any MTNs held by such holder or any interest thereon, it shall pay liquidated damages to such holder at the daily rate of 0.21‰ of the unpaid amount, (2) if the Issuer uses any proceeds from the issue of the MTNs for any purpose other than the ones as prescribed in Section 27 above at its own discretion, it shall promptly cure such default and inform the MTN investors thereof, (3) if the Issuer creates any security interest or any other third party right on any of its substantial assets or beneficial rights that may have a material adverse effect on the

EXHIBIT 4.3
Issuer’s ability to repay the MTNs, or the Issuer disposes any of its substantial assets or beneficial rights in any other way that may affect the Issuer’s ability to repay the MTNs, any such action of the Issuer shall constitute a default. In case of such default, the Issuer shall cure the default within a prescribed time limit and provide sufficient and effective remedies therefor.
29.	Investor Protection Mechanism: In case any Emergency Event[1] or Force Majeure Event[2] or Event of Default[3] occurs to the Issuer during the Term of the MTNs, the Joint Lead Underwriters may commence the Investor Protection Mechanism, under which the Joint Lead Underwriters may take the following measures to protect the creditor’s rights of the MTN investors:
(1)	disclose to the MTN investors relevant matters within the scope permitted by the applicable laws;

(2)	organize and hold creditors’ meetings to discuss the issues regarding the protection of creditor’s rights; and

(3)	follow up on the information disclosure.
30.	Taxes: Pursuant to relevant PRC tax laws and regulations, all the taxes imposed on each MTN investor in relation to the MTNs held by such investor shall be paid by such investor. MTN investors who are financial institutions (including banks and non-banking financial institutions) shall pay business tax on the business income equal to the selling price less the purchasing price in the conduct the negotiable securities. MTN investors who are enterprises shall pay their corporate income tax after calculating the income/loss for the current period by recording the interest

[1]	An Emergency Event shall refer to an unexpected event incurred by the Issuer that may render any MTNs unable to be cashed out as scheduled or in full, including (1) the Issuer suffers any material operating loss or investment failure, which may adversely affect the cashing out of the MTNs in full at the maturity date; (2) any senior officer of the Issuer is involved in any litigation or is subject to any investigation by any governmental authority for any material economic event, as a result of which litigation or investigation, cashing out of the MTNs in full at the maturity date may be affected; (3) the Issuer is involved in any material litigation or arbitration matter or material administrative penalty that may adversely affect the cashing out of the MTNs in full at the maturity date; (4) the Issuer conducts any capital decrease, is dissolved, becomes bankrupt, or is merged or restructured, as a result of which, the cashing out of the MTNs in full at the maturity date may be affected; and (5) the Issuer suffers any other material event that may adversely affect the cashing out of the MTNs in full at the maturity date.

[2]	“Force Majeure Event” shall include (1) natural phenomenon caused by natural reasons, such as fire, drought, earthquake, windstorm, snowstorm or avalanche; (2) social phenomenon caused by social reasons, such as war, riot, government intervention, strike or embargo; and (3) promulgation and implementation of any PRC law, regulation or any policy of any PRC regulatory authority that may directly restrict the Issuer’s performance to of the obligation to pay the principal of any MTNs and any interest thereon.

[3]	“Event of Default” shall include (1) any early or late payment by the Issuer of any principal of any MTNs or the interest thereon; (2) any failure of the Issuer to perform the obligation to pay the handling charges within the time limit prescribed in the MTNs; (3) any material event incurred by the Issuer that may render the Issuer unable to pay all or any portion of the principal of any MTNs or the interest thereon; (4) any other material event incurred by the Issuer that is serious enough to have a material averse effect on the Issuer’s ability to successfully issue any future registered amount or repay all or any portion of the amount issued under this tranche.

EXHIBIT 4.3
income receivable under the MTNs into their income for the current period. Up to November 17, 2009, i.e., the date of the Prospectus of the MTNs, MTN investors shall not be subject to stamp duty on any written instruments of transfer executed by them with respect to purchase, sale, bestowal and inheritance of MTNs.
31.	Undertakings of MTN investors: By purchasing the MTNs, MTN investors shall be deemed to have made the following undertakings: they shall accept and be bound by all the provisions relating to the rights and obligations under the MTNs contained in the Offering Circular, Instructions for Notes Purchase Order and Prospectus of the MTNs. They shall agree to and accept any legal changes having occurred to the Issuer subject to applicable PRC laws for which the Issuer has obtained the required approvals from competent PRC governmental authorities and which are disclosed to them by the Issuer. MTN investors may not request the Joint Lead Underwriters or any other member of the underwriting syndicate to cash out any MTNs in case such MTNs fail to be cashed out on time or in full.

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